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                                                                  EXHIBIT 10.118

                           FIRST AMENDED AND RESTATED
                       MANAGEMENT AND MARKETING AGREEMENT

      THIS FIRST AMENDED AND RESTATED MANAGEMENT AND MARKETING AGREEMENT (the "Agreement") is entered into on December 20, 2002 (the "Effective Date"), by and between LIBERTYVILLE SL L.L.C. (formerly LCOR/JV Libertyville SL L.L.C.) ("Owner"), a limited liability company organized under the laws of the State of Delaware, and CAPITAL SENIOR LIVING, INC. ("Capital"), a corporation organized under the laws of the State of Texas.

                                    RECITALS

      A. Owner is the owner of that certain parcel of real property containing approximately 10.86 acres and located in Libertyville, Lake County, Illinois, as more particularly described on Exhibit "A" attached hereto and by this reference made a part hereof (the "Property"), upon which Owner constructed a senior living facility containing approximately 200 senior living units (which together with any and all other improvements ancillary or incidental thereto is herein sometimes referred to as the "Improvements," and the Property together with the Improvements are herein sometimes referred to as the "Facility".

      B. Owner determined that the hiring of an experienced management, marketing and leasing company to provide day-to-day management, marketing and leasing of the Facility is necessary for the operation of the Facility.

      C. Capital represented that it is experienced in the management, marketing and leasing of similar facilities, is knowledgeable as to the marketing, leasing, opening and operational aspects of senior living facilities and that the owners and the employees of Capital are qualified management, leasing and marketing professionals with significant senior living facility experience.

      D. Based upon Capital's experience and representations set forth above, Owner determined that the hiring of Capital was consistent with Owner's desire to provide quality care to the residents at the Facility.

      E. Capital accepted such employment to manage the day-to-day operations, marketing and leasing of the Facility on the terms and conditions set forth in the Management and Marketing Agreement dated as of December 10, 1997 ("Original Agreement"), originally between LCOR Incorporated and Capital and subsequently assigned to Owner.

      F. As of December 20, 2002, an Affiliate of Capital has acquired all the membership interests in the Owner previously owned by an affiliate of LCOR, which Affiliate of LCOR is withdrawing as a member of Owner, pursuant to the Assignment and Assumption Agreement dated as of December 20, 2002 ("Assignment and Assumption Agreement"), among LCOR, Capital and other parties.

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      G. An Affiliate of Capital is becoming a member of Owner (in addition to
Owner's other member, PAMI Senior Living Inc.) pursuant to the Fourth Amended and Restated Limited Liability Company Operating Agreement dated as of December 20, 2002 ("LLC Agreement").

      H. On March 1, 2002, Owner gave notice to Capital of termination of the Original Agreement.

      I. Owner desires to reinstate Capital as manager of the Facility as of May 31, 2002, and to amend certain portions of the Original Agreement pursuant to the terms and conditions set forth below.

      J. In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

I. REINSTATEMENT OF ENGAGEMENT; RESTATEMENT OF AGREEMENT; PAMI AUTHORITY TO ACT FOR OWNER

      A. REINSTATEMENT OF ENGAGEMENT. Owner hereby reinstates Capital as manager and supervisor of the Facility as of May 31, 2002, with the objective of providing quality care and services to residents of the Facility and reinstates the engagement of Capital to carry out the general duties with respect to the Facility under the general supervision and direction of Owner, with the responsibilities and upon the terms and conditions set forth in this Agreement, and Capital accepts such engagement.

      B. RESTATEMENT OF AGREEMENT. Owner and Capital hereby amend and restate the Original Agreement in its entirety as set forth herein. This Agreement amends, restates and replaces the Original Agreement and sets forth the ongoing rights and obligations of Owner and Capital and certain matters related thereto.

      C. PAMI AUTHORITY TO ACT FOR OWNER.

            (1) DUAL ROLES: Owner and Capital recognize that Capital is Manager under this Agreement and that Capital's Affiliate also is one of the two Managing Members of Owner.

            (2) APPROVAL OF AMENDMENTS: Any amendment or modification of or waiver of any provision or right arising under this Agreement must be approved by PAMI acting alone on behalf of Owner prior to such amendment, modification or waiver thereof being effective or binding upon Owner.

            (3) ACTION UNDER AGREEMENT: Any approval, consent, decision, waiver, notice of default or termination, or other action by Owner or requiring Owner's approval under this Agreement must be approved by PAMI acting alone on behalf of Owner. PAMI in its sole and absolute discretion, may on behalf of Owner or in its own name implement, enforce or take any termination or other enforcement action that arises under this Agreement, without the participation, consent, approval or signature of Capital as member of Owner.


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            (4) REPLACEMENT: If Capital is removed as the Regular Managing
Member of Owner pursuant to Section 5.1(d) of the LLC Agreement, PAMI acting alone on behalf of Owner shall have the sole right and authority to act on behalf of the Company without the participation, consent, approval or signature of Capital as member of Owner (a) to terminate this Agreement with Capital (with no termination or any other type or form of penalty, fee or other compensation being paid to Capital) upon written notice to Capital and (b) to replace it with an agreement with another person who is not an Affiliate of any member of Owner.

            (5) ENFORCEMENT: PAMI, in its own name or through or on behalf of Owner and at the expense of Owner, shall have the sole right and authority to enforce the provisions of this Agreement against Capital by all appropriate methods, including the commencement of legal or other proceedings against Capital, without the participation, consent, approval or signature of Capital as member of Owner.

II.   SCOPE OF SERVICES

      With regard to the Facility, Capital shall diligently perform its duties set forth herein in a careful and prudent manner and shall devote sufficient time and effort to such management, marketing and leasing services as necessary to so perform its duties.

      A.    BACKGROUND. This Agreement is founded on the following assumptions:

            (1)   OWNER RESPONSIBILITIES:

                  Owner retains primary responsibility to:

                  (a) Establish the policies of the Facility and to plan for its short-range and long-range goals, including, but not limited to, the level and quality of services to be provided to residents;

                  (b) Review and evaluate the performance of Capital in carrying out the established policies and in attaining the goals established by Owner and the performance by Capital of its obligations under this Agreement;

                  (c) Annually review and approve both operating and capital budgets; and

                  (d) Annually review the policies and goals which have been established by Owner.

            (2)   CAPITAL RESPONSIBILITIES:

                  Capital assumes primary responsibility to:


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                  (a)   Implement the policies approved by Owner, including, but
                        not limited to, the level and quality of services to be provided to residents;

                  (b) Supervise the day-to-day management, marketing and leasing of the Facility, including all resident activities;

                  (c) Provide to Owner full, timely and accurate information as to past operations; and

                  (d) Provide to Owner projections and recommendations relating to the future operations of the Facility.

III.  RESPONSIBILITIES OF CAPITAL

      All matters prepared, created or developed by Capital for Owner and all analysis, evaluations and recommendations made by Capital for Owner shall be subject to the final review and approval by Owner (in Owner's sole and absolute discretion unless otherwise expressly provided herein). Capital agrees that it shall: (i) perform its duties and responsibilities hereunder in compliance with all applicable laws; (ii) supervise and direct the management, marketing, leasing and operation of the Facility in a careful and prudent manner; and (iii) consult with Owner and keep Owner fully advised of all major policy and business matters relating to the Facility. Without limiting the generality of the foregoing, Capital shall have the following specific responsibilities and duties (subject to applicable budget constraints):

      A. POLICIES. Capital shall propose, subject to the approval of Owner, written policies and procedures governing, and goals with regard to, the day-to-day operations and overall management, marketing and leasing of the Facility and shall evaluate such policies and goals on an ongoing basis.

      B. MANAGEMENT DUTIES. Capital shall provide management, marketing and leasing services, install operating procedures and oversee day-to-day operations, all subject to and in accordance with the budgets approved by Owner and policies approved by Owner.

      C. MARKETING DUTIES. Pursuant to the Original Agreement, Capital prepared and Owner approved a detailed and comprehensive marketing plan for the Facility during the lease-up phase ("Marketing Plan"). Prior to the Effective Date, Owner and Capital modified the Marketing Plan to incorporate all changes requested and approved by each of them. Capital agrees to implement, manage, coordinate and supervise the Marketing Plan. Capital shall be responsible for generating monthly statistical census analysis reports and delivering the same to Owner. At Owner's expense (unless otherwise expressly provided herein), Capital shall be responsible for the continued development, implementation and coordination of advertising and promotional materials, internal and external public relation programs, sales and staff development programs, and resident satisfaction programs. Capital shall be responsible for annually updating the Marketing Plan (to be approved by Owner in its reasonable discretion) based upon the Facility's yearly census program. A proposed draft of such updated annual


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Marketing Plan shall be delivered to Owner on or before November 15 of each calendar year (for the next calendar year), and Owner and Capital shall endeavor to agree upon such Marketing Plan on or before December 15 of such previous calendar year. Capital shall establish and periodically review the residency agreement approved by Owner and if required, recommend changes thereof, all of which changes must be approved by Owner in its reasonable discretion.

      D. MARKETING REPORTS. Capital shall, on a weekly and monthly basis, provide leasing and occupancy reports with respect to the Facility to Owner, and shall provide annually the results of the annual resident satisfaction survey with respect to the Facility.

      E. EMPLOYEES. All Facility-based employees and non-Facility based employees who are directly responsible for the Facility, including administrative employees, shall be employees of Capital. Capital shall have sole authority over Facility-based employees and non-Facility-based employees who are directly responsible for the Facility and all matters pertaining thereto and shall be responsible for all actions and omissions of such employees. All costs of hiring, equipping and providing the services of Facility-based employees and non-Facility based employees who are directly responsible for the Facility, including, but not limited to, compensation, health insurance, employer liability insurance, payroll taxes, bonding, worker's compensation insurance, vacations and all other employee benefits shall be treated as an expense of Capital to be fully reimbursed from the Facility operations if sufficient to reimburse such expenses; if it is not sufficient, such expenses shall be reimbursed by Owner (provided, however, any non-Facility-based employees to be reimbursed from the Facility operations or by Owner must be specifically referenced by title, description and compensation level in the applicable Budget approved by Owner). Capital shall recruit, evaluate, select and hire qualified personnel who shall be responsible for the functional operation and marketing of the Facility. Capital shall establish necessary and desirable personnel policies and procedures, staff training and orientation programs, wage structures and staff schedules. Capital shall have authority to hire, discipline, promote and discharge employees who participate in the day-to-day operation and administration of the Facility. Both Capital and Owner must approve the hiring and/or firing of the Executive Director, which approval shall not be unreasonably withheld or delayed. Capital shall (i) maintain or cause to be maintained payroll records and prepare bi-monthly payrolls, withholding taxes and Social Security taxes; (ii) prepare and submit all required state and federal tax or benefit returns required with respect to employees, including, without limitation, the returns required by FICA, FUTA and all applicable unemployment compensation laws; (iii) maintain in force all required levels of workers' compensation insurance; and (iv) prepare and submit to Owner any certificates of payroll expenses as may be reasonably requested. Capital shall provide Owner with monthly operating reports of all hiring and firings at the Facility for each calendar month. The cost of non-Facility-based employees who are not directly responsible for the Facility (e.g. corporate office personnel of Capital in Dallas) shall not be reimbursed to Capital.

      F. OPERATING PROCEDURES. Capital developed, installed and has maintained operating procedures, systems and controls, all of which were initially approved by Owner while LCOR's Affiliate was a member and which are ratified and confirmed by Owner now that Capital's Affiliate is a member of Owner.


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      G. FACILITY EXPANSION. Capital shall continue to make recommendations regarding construction, remodeling or expansion of the Facility, all of which must be approved by Owner in Owner's sole discretion.

      H. BUDGETS. Capital shall continue to prepare and submit for approval by Owner by November 15 of each calendar year, a detailed written capital and operating budget for the Facility for the next calendar year, showing projected expenditures and projected revenues for each such budget period (broken down by month). Cash flow projections shall accompany each operating budget. All budgets proposed by Capital shall be subject to Owner's approval in Owner's sole discretion. Owner and Capital shall endeavor to agree upon such budgets on or before December 15 of each calendar year. If Capital shall fail to prepare and submit by December 15 of any calendar year any budget requiring Owner's approval, Owner may establish the applicable budget in its sole and absolute discretion and without any requirement of any approval from or consultation with Capital. Any such budget proposed by Capital and approved by Owner or established by Owner as aforesaid is herein referred to individually and collectively as a "Budget". Until such time as the Budget for the Facility for any calendar year has been approved or established by Owner, neither Capital nor any of its officers or agents shall have any authority or power to enter into any contract or lease on behalf of the Facility or the Owner, or expend Facility or Owner funds, other than to the extent specifically approved by Owner or as set forth below. No amendment, modification, alteration, change, etc. of any Budget will be effective until the same has been approved by Owner. If at the beginning of any calendar year, the Budget or any item or portion thereof has not been approved by Owner, then:

            (1) Any items or portions of the Budget and amounts of expenses provided therein which shall have been so approved by Owner shall become operative immediately and Capital shall be entitled to expend funds in accordance with those operative portions;

            (2) Capital shall be entitled to expend, in respect of noncapital, recurring expenses in any fiscal quarter of the then current calendar year, an amount equal to the lesser of actual expenses incurred by the Facility or the budgeted amount for the corresponding fiscal quarter of the immediately preceding calendar year, as set forth on the immediately preceding calendar year Budget; provided, however, that if any contract approved by Owner provides for an automatic increase in cost thereunder after the beginning of the then current calendar year, then Capital shall be entitled to expend on behalf of the Facility and Owner the amount of such increase; and

            (3) Subject to the provisions of Section III.O. hereof, Capital shall be entitled to expend the Facility funds on behalf of Owner in respect of compensation payable hereunder, reimbursements hereunder in accordance with the provisions of subsection (2) hereof, real estate taxes and assessments, emergency repairs or other immediately necessary expenditures, utility charges, additions or modifications to comply with applicable laws or insurance, insurance premiums for insurance policies approved by Owner, any final orders, judgments or other proceedings and


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                  all costs or expenses related thereto, regardless of whether the Budget has been approved or whether such expenditures exceed the amounts provided for in the prior Budget; provided, however, that with respect to expenditures for non-emergency situations, no such expenditure may exceed the sum of $25,000 in each instance without Owners' written approval not to be unreasonably withheld or delayed and, with respect to expenditures for emergency situations, each such expenditure must be fully documented afterwards in writing to Owner.

      I. PURCHASING. Capital shall purchase for the account of Owner all necessary foodstuffs, supplies, materials, appliances, tools and equipment necessary for the operation of the Facility as provided in the Budget and shall use its reasonable efforts to utilize for the benefit of the Facility any discount buying programs which may be available. Capital shall arrange contracts on behalf of Owner for electricity, gas, telephone, cable television and any other utility or service necessary for the operation of the Facility. Capital shall, on behalf of Owner, contract for and supervise the making of any necessary repairs, alterations and improvements to the Facility; provided that in the case of any unbudgeted capital expenditure, alteration or improvement, the cost of which exceeds five thousand dollars ($5,000), Capital shall obtain the prior written approval of Owner; and provided further, that no such prior written approval shall be required if the expenditure is made under circumstances reasonably requiring emergency action (so long as Capital attempts to notify Owner on a concurrent basis).

      J. BOOKKEEPING. Capital shall establish and maintain a record and bookkeeping system for the operation and conduct of the business of the Facility in accordance with generally accepted accounting principles and practices, consistently applied. Books and records at the Facility shall be maintained by an employee of Capital under the direct supervision of Capital. Full books of account with entries of all receipts and expenditures related to the operation of the Facility shall be maintained at the Facility and shall at all times during normal business hours be open for inspection by representatives of Owner.

      K. FINANCIAL CONTROLS. Capital shall continue to implement the existing system of financial controls for the Facility and shall cause such system to be operated in the manner approved by Owner.

      L. ACCOUNTING SYSTEMS AND SOFTWARE. Capital shall provide to Owner, during the term of this Agreement, such on-site accounting systems and software as approved by Owner, which shall include complete accounting, bookkeeping and record keeping services for the Facility, specifically including, but not limited to, resident billings, accounts payable, accounts receivable, general ledger and inventory records and maintain demographic information on the residents. Acquisition of software, software maintenance and update charges will be budgeted expenses of the Facility. Payroll processing may be delegated to a third party, the cost of which will be the responsibility of the Facility and the Owner.

      M. FINANCIAL REPORTS. Capital shall furnish to Owner the following financial reports:


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            (1)   As soon as reasonably possible, but not later than thirty (30)
                  days after the close of each calendar month, a balance sheet as of the end of the month and a related statement of income and expense for the month and for the year to date, together with a comparison to the Budget and a detailed statement of receipts, disbursements, accounts payable and aged accounts receivable as of the end of such monthly period, and all other information reasonably required by Owner, all of which shall be certified to by the party responsible for such statements as being, to the best of its knowledge, true and correct;

            (2) As soon as reasonably possible, but not later than sixty (60) days after the close of each calendar year, a year-end compilation report, including a balance sheet as of the end of such calendar year and a related statement of income and expense for the calendar year, together with a comparison to the Budget and a detailed statement of receipts, disbursements, accounts payable and aged accounts receivable as of the end of such calendar year, and all other information reasonably required by Owner, all of which shall be certified to by both the party responsible for such statements and the Executive Director as being, to the best of its knowledge, true and correct, and all of which shall be certified, at Owner's cost, in the customary manner by the nationally recognized public accounting firm regularly utilized by Owner (which firm shall provide such balance sheet, statement of income and expense, statement of cash flow and other information in draft form to the Owner for review prior to finalization and certification thereof);

            (3) As soon as reasonably possible, a report of events not in the ordinary course of business or milestone events, including but not limited to those which may require approval of Owner; and

            (4) Such other and further reports or calculations as may be required under any financing terms in accordance with the deadlines required of any such financing.

      The computer service charges incurred in connection with the preparation of the foregoing financial reports shall be an expense of the Facility and the Owner. All decisions as to accounting principles and practices shall be subject to the approval of Owner in its sole and absolute discretion.

      N. LEGAL AND OTHER PROFESSIONAL COUNSEL. Capital may, if already authorized by Owner in the Budget or otherwise with the prior approval of Owner if outside of the ordinary course of business, at Facility's expense, secure and retain such engineering, legal, accounting and other specialized technical and professional services necessary to advise or represent either the Facility or Owner in connection with any matter involving or arising out of the ownership and operation of the Facility or the conduct of affairs of the Facility.


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      O. RENTAL COLLECTIONS AND DISBURSEMENTS. Capital shall supervise the
Facility bookkeeping personnel who shall prepare and submit bills and collect for the account of Owner any and all monies owing to Owner from residents. Capital shall provide Owner with a monthly report of receivables outstanding for more than thirty (30) days and a summary of collection actions for such receivables, if any. Capital shall collect the revenues from the residents and, on behalf of Owner, deposit all such funds in a residential depository account in the name of Owner at a FDIC insured bank approved by Owner. The style of the account shall be in the name of the Facility or Owner, as Owner shall direct, with designated representatives from Owner being the only parties authorized to draw from said account. On an as needed basis, Owner shall transfer funds from the above stated account into an Operating Expense Account in the name of the Facility. The Operating Expense Account shall be in a FDIC insured bank approved by Owner. The style of the account shall be in the name of the Facility with designated representatives from Owner and Capital being the only parties authorized to draw from said account, as approved by Owner. Capital shall hold such funds in trust for Owner and shall pay out of such Operating Expense Account all operating expenses (including Capital's Base Management Fee and Incentive Management Fee and any other sums due to Capital from Owner), and all other sums properly payable pursuant to any of the provisions of this Agreement, provided that all sums so paid are in accordance with the then-applicable Budget. Capital shall hold, remit or expend the balance of such funds, if any, as Owner may direct. These funds shall not be co-mingled with funds from any other projects and/or facilities owned, managed and/or operated by Capital. Capital shall render the services called for by this subparagraph O in the utmost good faith and Capital acknowledges that with respect to its handling of cash, it is acting in a fiduciary capacity with respect to Owner and owes Owner the highest duty of care. Notwithstanding the foregoing, Owner retains the right to make any and all payments with regard to real estate taxes and assessments and any and all payments with regard to debt service on the Facility's or Owner's financings.

      P. ADMINISTRATIVE. Capital shall continue to implement and supervise procedures to provide written review of all operational areas, which shall be reviewed in regularly scheduled semi-annual meetings and at other meetings as may be deemed necessary or desirable by Owner (copies of all such reviews and reports to be promptly provided to Owner). Capital shall advise and assist Owner regarding any licenses and/or other governmental approvals which are issued in the name of Owner and which are necessary for the occupancy and operation of the Facility and for Capital's management of the Facility; and Capital shall obtain and maintain in full force and effect any licenses and governmental approvals issued in the name of Capital or any of its employees and which are necessary for Capital and its employees to perform their representative duties and obligations under this Agreement. All such licensure and governmental approvals shall be an expense of the Facility.

      Q. PLANT AND MAINTENANCE. Capital shall give attention to preventive maintenance and the services of regular Facility maintenance employees shall be used. Capital shall make recommendations to Owner regarding the entering into of contracts with qualified independent maintenance contractors for the maintenance and repair of systems and equipment and for extraordinary repairs beyond the capability of regular Facility maintenance employees.


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IV.   OWNER'S RESPONSIBILITIES

      A. POLICIES. Owner shall establish the policies of the Facility including, but not limited to, the level and quality of services to be provided to residents.

      B. GOALS. Owner shall establish the short and long range goals of the Facility.

      C. BUDGETS. Owner shall review and approve budgets for the operation of the Facility.

      D. CAPITAL'S PERFORMANCE. Owner shall review and evaluate the performance of Capital in carrying out the policies for the Facility and the performance by Capital of its obligations under this Agreement.

      E. LEGAL COUNSEL. Owner may retain legal and other professional services to perform all necessary legal and other professional services relating to Owner's ownership of the Facility.

      F. AUDITS. Owner, at its discretion, may engage certified public accountants to perform annual audits of the Facility as well as prepare any other reports required for federal or state regulatory agencies which require licensure and/or certification. Owner, at its discretion, may also engage such other professionals, experts or consultants to perform procedural and compliance audits with regard to the Facility and this Agreement. All financial records pertaining to the Facility will be open for inspection and review by Owner's representatives. All labor and expense associated with any such audits or reviews shall be borne by Owner not from revenues of the Facility.

      G. DIRECTIVES. In order to assure proper coordination, Owner shall issue any directions concerning the operations of the Facility only through the President or any Vice President of Capital.

      H. CHANGE OF RESIDENCY AGREEMENT. Owner shall not change the standard form Residency Agreement without consulting with Capital unless required to do so to comply with any applicable law or regulation.

      I. DECISIONS. Owner shall examine documents submitted by Capital and render decisions pertaining thereto promptly to avoid unreasonable delay.

      J. FURNISHING INFORMATION. Owner agrees at its expense to install and maintain a computer terminal compatible with the mainframe computer currently in use by Capital and to transmit data to the Capital mainframe computer via telephone lines. Owner shall, within fourteen (14) days of issuance, furnish to Capital a copy of any and all Facility-related reports, including the annual audit but excluding federal income tax returns, reports to lenders and parties, if any, owning interests in Owner.


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V.    INSURANCE

      A. Capital shall maintain, in full force and effect, at the Facility's and Owner's expense, the following insurance protecting Owner and Capital and their respective officers and employees:

            (1) Employee's fidelity insurance, in such amount as approved by Owner.

            (2) Employment practices liability insurance, in such amount as approved by Owner.

            (3) Workers compensation in accordance with applicable laws, and employers liability insurance, in such amount as approved by Owner.

            (4) Professional liability insurance, in such amount as approved by Owner.

            (5) Comprehensive general public liability insurance and overlying umbrella liability coverage against loss or liability for damages for personal injury or death occurring on, in or about the Facility, in such amount as approved by Owner.

            (6) Insurance for vehicles owned or hired by Capital and used in connection with the Facility, in such amount as approved by Owner.

            (7) Property insurance protecting Owner and Capital and their respective officers and employees for loss or damage by fire and other perils insurable under the broad form of extended coverage insurance available in the area where the Facility is located, and improvements, and contents thereof, constituting all or any portion of the Facility.

            (8) All other insurance as may be requested by Owner or as may be customary or standard in the industry, including but not limited to, all other insurance required by law or required by any lender or investor.

      B. Capital and Owner shall each furnish to the other whatever information is requested by the other for the purpose of establishing the placement of insurance coverages and to aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. All insurance required to be carried hereunder shall be evidenced by valid and enforceable policies, issued by financially sound and responsible insurance carriers authorized or permitted to do business in the state in which the Facility is located, and having a Best Policy Rating of not less than A-VII, unless a higher Best Policy Rating is required by Owner's lenders, in which event the higher rating will be required hereunder. Capital and Owner shall provide each other with appropriate certificates evidencing the insurance coverage required by these provisions, prior to the commencement of any activity or operation which would give rise to a loss to be covered by such insurance. Each certificate shall state that at least thirty (30) days notice shall be given to Owner and Capital prior to the amendment, termination or cancellation of any policy evidenced thereby. Replacement certificates shall be sent as policies are renewed, replaced or modified. Capital shall promptly investigate and make a full, timely and written report to any insurance company providing coverage, with a copy to Owner, of all accidents,


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claims or damage relating to the ownership, operation and maintenance of the
Facility, any damage or destruction to the Facility and the estimated cost of repair thereof, and shall prepare any and all further reports required by such insurance company in connection therewith. Capital shall have no right to settle, compromise or otherwise dispose of any claims, demands or liabilities, whether or not covered by insurance, exceeding $5,000, without the prior written consent of Owner. Owner and Capital shall meet periodically to discuss changes in circumstances that may arise which impact the types and amounts of coverages of insurance required hereunder and shall amend the provisions of this Agreement accordingly.

VI.   NONCOMPETES; RIGHT OF FIRST OFFER

      A. CAPITAL'S NONCOMPETE. During the term of this Agreement and, only in those circumstances listed below, continuing thereafter for the period indicated below, Capital (on its own behalf and on behalf of its Affiliates) agrees not to acquire, own, develop, complete the development of, or manage any senior living facility providing the same level of services as the Facility (a "Competing Facility") within a five (5) mile radius of the Facility. The noncompete provided in the preceding sentence shall apply for a period of five (5) years after the termination of this Agreement if such termination was for cause as provided in subsections VII.C.(1)(a), (b), (c), (f), or (g) and for a period of two (2) years after the termination of this Agreement if such termination was for cause as provided in subsection VII.C. (1) (k) and (l); otherwise, the noncompete provisions of this Section VI.A. shall apply only during the term of this Agreement. The noncompete provisions set forth in this subsection VI.A. shall not apply in the event that Capital or an Affiliate enters into a Portfolio Transaction, in which case Capital may acquire, own, develop or complete the development of or manage, as applicable, any Competing Facility connected with a Portfolio Transaction and located within such radius. For purposes of this subsection, "Portfolio Transaction" shall mean a single transaction or series of related transactions in which Capital or its Affiliate acquires the ownership of, leasehold interest in, or management of or development rights in at least five senior living facilities. With respect to any Competing Facility acquired or managed by Capital or its Affiliates in a Portfolio Transaction and which is within such five (5) mile radius, Capital agrees that Capital will not operate such Competing Facility in a manner substantially more favorable than Capital operates the Facility, taking into account the existing operation of the Competing Facility at such time that it is acquired or first managed by Capital or its Affiliates.

      B. RIGHT OF FIRST OFFER.

            (1) Owner may at any time solicit offers for the purchase of the Facility directly or through any of its Members, but may accept such offers only as provided herein. In the event that Owner or any Member of Owner desires to sell the Facility upon terms, which Owner or such Member of Owner is willing to accept ("Proposed Offer"), Owner or such Member of Owner shall deliver to Capital the terms of such Proposed Offer, including the purchase price and other major economic terms and conditions of such Proposed Offer. The terms of such Proposed Offer delivered to Capital shall include a good faith statement prepared by Owner or such Member of Owner setting forth the encumbrances and other title exceptions, if any, to which the Facility will remain subject upon conveyance ("Permitted Exceptions"), shall be at a price stated in U.S. Dollars only and shall include usual and customary due diligence review provisions. At any time within the Response Period (as defined below), Capital shall have the right, exercisable by delivery of written notice ("Election Notice") to Owner or such Member of Owner, to either:

                  (a) Authorize Owner or such Member of Owner to attempt to sell the Facility which is the subject of a Proposed Offer in accordance with the Proposed Offer; or

                  (b) Agree to purchase the Facility which is the subject of the Proposed Offer for a purchase price equal to the sum of all cash and the fair market value of all other property (as set forth in the Proposed Offer) which Owner would have received had the Facility been sold pursuant to the Proposed Offer, and subject to the other terms and conditions of the Proposed Offer, such election to be made by delivering to Owner and such Member of Owner the Election Notice which shall affirmatively state that Capital is exercising such option. Within five (5) business days after delivery to Owner and such Member of Owner of an Election Notice, Capital shall establish an escrow account with a title company, bank, trust company or other escrow holder into which Capital shall deposit earnest money in an amount equal to 5% of the cash purchase price.

                  (c) As used herein, the term "Response Period" shall mean the thirty (30) day period commencing on the first day after Capital shall have received a copy of the Proposed Offer. If during the Response Period, Capital neither
                        (i) authorizes Owner to accept the Proposed Offer nor
                        (ii) agrees to purchase the Facility by delivering the Election Notice, then Capital shall be deemed to have authorized and to have approved the sale of the Facility which is the subject of the Proposed Offer to any third party which is not an Affiliate of Owner, pursuant to terms no less favorable to Owner than those set forth in the Proposed Offer. In the event Capital authorizes or is deemed to have authorized the sale of the Facility pursuant to terms no less favorable to Owner than those set forth in the Proposed Offer and Owner thereafter obtains or finalizes a bona fide offer for the purchase of the Facility which is the subject of such Proposed Offer from any third party which is not an Affiliate of Owner for a purchase price and upon other major economic terms no less favorable to Owner than those set forth in the Proposed Offer, Owner may consummate the sale of the Facility to such third party offeree on terms no less favorable than those set forth in the Proposed Offer, without the requirement of any consent or approval of Capital provided such sale must be consummated within one hundred eighty (180) days after the date on which Capital authorized or was deemed to have authorized such sale. The failure of such sale to occur within the one hundred eighty (180) day period referred to in the immediately preceding sentence shall require Owner or any Member of Owner to deliver to Capital another Proposed Offer in accordance with the terms of this Section VI.B.

            (2) If Capital delivers an Election Notice, Capital shall have an additional thirty (30) days following such delivery within which to obtain a commitment for financing to purchase the Facility or to waive such condition. Capital shall notify Owner whether it has obtained a commitment for financing to purchase the Facility or waived such condition within such thirty (30) day period. If Capital fails to notify Owner of its having obtained a commitment for financing or waived such condition within such thirty (30) day period, Capital shall be deemed not to have obtained the requisite financing, in which case Owner may consummate the sale of such portion of the Facility as provided in subsection (1) of this Section VI.B.

            (3) If Capital timely delivers an Election Notice and notifies Owner that Capital has obtained a commitment for the requisite financing to purchase the Facility or waived such condition, the closing of the sale to Capital shall take place within ninety (90) days thereafter on materially the same terms and conditions as set forth in the Proposed Offer.

            (4) If Owner is required to convey the Facility to Capital pursuant to the foregoing provisions, Owner shall convey the Facility to Capital by a special warranty deed, subject to only the Permitted Exceptions. Transfer taxes, title insurance premiums, escrow fees and all other closing costs, including ad valorem and real property taxes, in connection with such conveyance shall be allocated between and paid by the purchaser and seller in the usual and customary manner for the locality in which the Facility is located. The closing of such sale shall be held at such place as Owner shall elect and which is reasonably satisfactory to Capital. At such place and at the time set forth above, Capital shall tender the cash portion of the purchase price by certified or cashiers check, or wire transfer of immediately available federal funds.

            (5) The provisions of this Section VI.B. shall continue to apply during the full stated Term even though the Agreement is earlier terminated if such termination entitles Capital to receive severance compensation pursuant to Section VII.B.

      C. ADDITIONAL SERVICES. Capital shall be prohibited from independently providing any additional services to residents of the Facility without the prior written consent of Owner. Owner shall have the right to introduce additional or substitute services at the Facility, provided that Capital shall have the right to incorporate those services under the terms of this Agreement and to manage such services (the revenues of which would be included in Gross Revenue for purposes of the Base Management Fee and the revenues and expenses of which would be included in the Net Cash Flow of the Facility and would thereby be included in Capital's Incentive Management Fee).

VII.  TERM AND TERMINATION OF THIS AGREEMENT

      A. INITIAL TERM AND EXTENDED TERM. This Agreement was effective on December 10, 1997. The term of this Agreement shall continue until December 31, 2010 (the "Initial Term"). Capital shall have the option to extend the term of this Agreement for one additional five (5) year period on the same terms and conditions as herein provided (the "Extended Term"), except that the compensation payable hereunder during the Extended Term shall be a market rate as agreed to by Owner and Capital or, if no agreement is reached within 30 days of exercise of the option, as established by arbitration as provided herein. The option to extend must be exercised by notice to Owner by Capital at least nine
(9) months prior to the end of the Initial Term. The Initial Term or the Extended Term, as applicable at the time in question, may sometimes be referred to herein as the "Term".

      B. SEVERANCE COMPENSATION. If Owner terminates the Agreement prior to the expiration of the Term for any reason other than those provided in Section VII.C.(1) below, or if Capital terminates this Agreement during the Term for any reason provided in Section VII.C.(2) below, severance compensation in an amount equal to the then-current monthly Base Management Fee times the number of months remaining in the Term, discounted to net present value at the Prime Rate (as set forth in The Wall Street Journal), shall be paid to Capital upon the effective date of termination. Any such termination shall be effective upon the expiration of the ninety (90) day period following the giving of the notice or on such later date as may be specified in the notice.

      If Owner terminates the Agreement prior to the expiration of the Term for any reason provided in Section VII.C.(1) below or if Capital terminates the Agreement for reasons other than those provided in Section VII.C.(2), Capital shall not be entitled to any severance compensation.

      C. TERMINATION FOR CAUSE.

      (1) This Agreement may be terminated by Owner for cause for the following reasons:

            (a) In the event of material breach by Capital of a material term hereof, which breach is not cured within forty-five (45) days after notice by Owner to Capital.

            (b) In the event that a petition in bankruptcy is filed by Capital or its permitted assignee, or in the event Capital or its permitted assignee makes an assignment for the benefit of creditors or takes advantage of an insolvency act, or in the event that a petition in bankruptcy is filed against Capital and is not dismissed within ninety (90) days of filing, by notice to Capital or such assignee.

            (c) In the event that (i) Capital's or any permitted assignee's corporate existence is dissolved and the duties under this Agreement are not assumed by Capital or an Affiliate of Capital, or (ii) Capital or any permitted assignee ceases to do business for any reason, and the duties under this Agreement are not assumed by Capital or Capital's Affiliate, by notice to Capital or such assignee.

            (d) In the event the Facility is sold or otherwise transferred to any third party which is not an Affiliate of Owner, provided that Section VI. B. has been complied with.

            (e) In the event the Facility is foreclosed upon by any lender or the Facility is conveyed to such lender by deed in lieu of foreclosure;

            (f) In the event Capital and/or Facility shall cease to have all required licenses and permits necessary for the operation of the Facility, which cessation is not cured within sixty (60) days after notice by Owner; provided, however, that if such failure to have all required licenses and permits results in the closing of the Facility, the closure shall constitute cause for Owner to terminate this Agreement and Capital shall not have a right to cure such failure after such closure.

            (g) In the event Capital has taken any action or failed to take any action which amounts to or constitutes fraud, bad faith or wilful misconduct.

            (h) There is substantial damage or destruction to the Facility and Owner elects not to rebuild or restore the Facility or there is a taking by condemnation, or similar proceeding, of a substantial portion of the Facility; provided, however, if this Agreement shall so terminate and thereafter Owner commences operations on the Property of a senior living facility, Capital shall have the option to re-commence providing services at such Property pursuant to the terms hereof.

            (i) If (i) Capital has been given the opportunity to purchase the Facility under the right of first offer provisions set forth in Section VI.B hereof, has declined that opportunity and has (or is deemed to have) authorized Owner to attempt to sell the Facility pursuant to that Section, (ii) PAMI Senior Living Inc. ("PAMI"), a Member of Owner, has received a bona fide written offer or letter of intent to purchase the Facility ("Offer") from a third party not

                  Affiliated with Owner or any Member of Owner and a copy of such Offer has been delivered to Capital Senior Living Properties 4, Inc. ("Capital 4"), a Member of Owner and an Affiliate of Capital, (iii) PAMI proposes the sale of the Facility for approval as a Major Decision pursuant to Section 5.2(d)(iv) of the LLC Agreement of Owner, (iv) Capital 4 does not vote in favor of the Major Decision proposed by PAMI to sell the Facility pursuant to the Offer for any reason, (v) PAMI initiates the buy-sell procedures described in Section 5.5(b) of the LLC Agreement of Owner, (vi) Capital 4 does not purchase the Membership Interests of PAMI in Owner under
                  Section 5.5(b) of the LLC Agreement of Owner for any reason and (vii) PAMI has purchased the membership interests in Owner held by Capital 4 pursuant to Section 5.5(b) of the LLC Agreement of Owner.

            (j)   [Intentionally Deleted.]

            (k) Subject to the expiration of the next succeeding semi-annual period set forth in the proviso at the end of this subsection
                  (k), the net operating income of Owner (or other comparable term used in the Budget) determined in accordance with generally accepted accounting principles for two (2) or more consecutive fiscal semi-annual periods beginning on January 1, 2004, has been less than 85% of the net operating income (or such comparable term) projected for those semi-annual periods in the applicable Annual Business Plan and related operating budget; provided, however, that if net operating income of the Company during the semi-annual period following such two (2) consecutive semi-annual periods during which the Company failed to achieve such net income targets is more than 85% of such projected net operating income, then this Agreement shall not be subject to termination under this subparagraph (k) unless and until the Company fails to achieve such net operating income in future semi-annual periods. Real estate taxes and insurance premiums shall be excluded from all calculations pursuant to this subsection.

            (l) Capital Senior Living Properties 4, Inc., an affiliate of Capital, fails for any reason to make its pro rata share of additional Member Loans to Owner as required by Section 3.6(b) of the LLC Agreement of Owner.

      (2) This Agreement may be terminated for cause by Capital in the event that Capital fails to receive reimbursement of reimbursable expenses or any compensation due Capital pursuant to the terms of this Agreement, and such failure continues for a period of thirty (30) days after Capital's written notice thereof to Owner, provided, however, that this Agreement shall not be so terminated if Owner pays Capital all such expenses and compensation then due and payable on or before the expiration of said thirty (30) day period.

      (3) No termination of this Agreement shall affect any obligation owing by either party hereto to the other which accrued prior to the effective date of such termination.

      D. COVENANTS SURVIVING TERMINATION. The termination of this Agreement shall not terminate the right of Owner or Capital to indemnification relating to events occurring during the term of this Agreement under Section X.K. and to protection of its property rights under Section X.B.

VIII. COMPENSATION

      A. BASE MANAGEMENT FEE. Commencing on the day upon which the Certificate of Occupancy for the Facility is issued, as compensation for the services to be rendered by Capital during the Term, Owner shall pay to Capital, at the times hereinafter specified, a monthly management fee ("Base Management Fee") equal to the greater of (1) $15,000.00 or (2) five percent (5%) of Gross Revenues (as defined in Section VIII.B.) generated from the Facility during such month. The monthly Base Management Fee shall be paid monthly in arrears based upon a written submission of a monthly statement for the Facility from Capital for each calendar month during the Term hereof and shall be due and payable on or before the tenth (10th) day of each calendar month following the calendar month in which such Base Management Fee was earned. If the first month and/or the last month during the Term hereof is less than a full calendar month, the Base Management Fee shall be prorated for such partial calendar month based upon the number of days during such calendar month included in the Term compared to the total number of days in such calendar month.

      B. INCENTIVE MANAGEMENT FEE. In addition to the Base Management Fee stated above, as additional compensation for the services to be rendered by Capital during the Term, Capital shall be paid a fee (the "Incentive Management Fee") equal to 25% of the amount, if any, by which Actual Net Cash Flow for any annual or shorter period during the Term ending on December 31 of any year or ending at the end of the Term exceeds Budgeted Net Cash Flow for such period. The Incentive Management Fee for any period shall be earned even if the Actual Net Cash Flow is negative so long as the negative amount of the Actual Net Cash Flow is less than the negative amount of the Budgeted Net Cash Flow.

      For purposes of this Section VIII.B., "Net Cash Flow" shall mean, for any period for which such sum is being computed, the excess of (a) Gross Revenues for the Facility during such period over (b) Operating Expenses for the Facility during such period. "Gross Revenues" shall mean and refer, for any period for which such Gross Revenues are being determined, the sum of the total gross revenues of the Facility from operations received during such period, including all receipts from (i) rent of units at the Facility, (ii) rent or business interruption insurance, if any, (iii) revenue of the Facility for or on account of any and all goods provided and services rendered or activities during such period, (iv) reimbursements of expenses paid by the Facility which are to be borne by others, (v) deposits in the event of forfeiture thereof to the Facility and (vi) other revenues and receipts realized by the Facility from operations and customarily included in Net Cash Flow; but shall not include advance rentals paid (until such time as they are earned), insurance loss proceeds (except for any proceeds from any business or rental interruption insurance), proceeds or funds from the sale or disposition of all or any part of the Facility or any other capital transaction, capital contributions made by any partner, shareholder or member, as the case may be, of Owner, loans obtain by Owner or proceeds from capital transactions, including financings or refinancing. "Operating Expenses" shall mean, for any period for which such Operating Expenses are being determined, the sum of the total gross expenditures of the Facility for operations during such period, including (A) all cash operating expenses (including the Base Management Fee, any Incentive Management Fee, all commissions and other fees, expenses and allowances paid to Capital), (B) any other expenditures of the Facility which are not treated as capital expenditures under generally accepted accounting practices, and (C) real estate taxes, personal property taxes and sales taxes; provided however, that Operating Expenses shall not include any payments or expenditures to the extent the sources or funds used for such payments or expenditures are not included in Gross Revenues.

      As used herein, "Actual Net Cash Flow" shall mean the actual Net Cash Flow for the period in question. As used herein, "Budgeted Net Cash Flow" shall mean the Net Cash Flow for the period in question based on the Budget for such period. Owner agrees that it will not adopt the Budget for any period in question for the purpose of reducing or eliminating the Incentive Management Fee for such period.

      C. CERTAIN EXPENSES. To the extent set forth in the annual Budget, the Facility shall reimburse Capital for the cost of reasonable transportation, lodging and meal expense for non-Facility-based employees of Capital when traveling in connection with the performance of the services being performed pursuant to this Agreement, together with any reasonable long distance telephone expenses, copying, mailing or express shipments and other miscellaneous out of pocket expenses that relate to the marketing and management of the Facility. To the extent set forth in the annual Budget, reasonable relocation, education, professional memberships and licensing expenses of the Facility-based administrative employees shall also be an expense of the Facility

IX.   [INTENTIONALLY DELETED]

X.    MISCELLANEOUS

      A. INSURANCE-SUBROGATION. No indemnity shall be paid to the other party under this Agreement where the claim, damage, liability, loss or expense incurred was insured against. Any insurance policies obtained by the parties pursuant to this Agreement shall contain provisions or have the effect of waiving any right of subrogation by the insurer of one party against the other party or its insurer.

      B. PROPERTY OF CAPITAL OR OWNER. Trade names, marketing material, ideas, documents, forms, and development material and records, developed specifically for and related to Owner or the Facility shall be the property of Owner. Trade names, ideas, documents, forms and development material and records, not directly related to the Facility and supplied by Capital shall be considered proprietary and shall remain the property of Capital. Owner may use such materials and information which are the property of Capital in the operation and management of the Facility, as may be recommended by Capital, but may not use such materials or information after termination of this Agreement for the development of new projects for itself or others without the written consent of Capital.

      C. STATUS OF PARTIES. It is expressly understood and agreed that Capital, acting in its capacity as Manager under this Agreement, shall act as an independent contractor in the performance of this Agreement. No provision hereof shall be deemed or construed to create a partnership or a joint venture between Owner and Capital, acting in its capacity as Manager under this Agreement, with respect to the Facility or otherwise. Capital shall not be the agent of Owner in connection with the operation of the Facility or otherwise when acting in its capacity as Manager under this Agreement. Notwithstanding the foregoing, Capital shall be authorized to execute occupancy agreements as "Agent of Owner", provided such occupancy agreements are within the lease guidelines approved by Owner in the Marketing Plan.

      D. ADDITIONAL ACTION. In order to carry out the intent and spirit of this Agreement, Owner and Capital shall do all acts and things reasonably necessary to effectuate the transaction contemplated by this Agreement, including the execution of other agreements.

      E. ENTIRE AGREEMENT. Except for the Assignment and Assumption Agreement and the Consent to Assignment of even date herewith, including exhibits thereto, this Agreement sets forth the entire Agreement between Capital and Owner with respect to the subject matter of this Agreement. Any change or modification of this Agreement must be in writing and signed by Owner and Capital.

      F. BINDING EFFECT. Subject to the provisions of paragraph X.G, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

      G. ASSIGNMENT, ETC. Capital shall not, without Owner's prior written approval (which approval may be granted or withheld by Owner in its sole and absolute discretion), assign any of its rights or obligations under this Agreement; provided, however, Capital may, without Owner's approval, assign this Agreement to an Affiliate of Capital.

      Owner shall not, without Capital's prior written approval (which approval may be granted or withheld by Capital in its sole and absolute discretion), assign any of its rights or obligations under this Agreement; provided, however, Owner may, without Capital's approval, assign this Agreement to an Affiliate of Owner.

      H. GOVERNING LAW. This Agreement, its interpretation, validity and performance shall be governed by the laws of the State of New York.

      I. LIMITATIONS ON HIRING OF EMPLOYEES. Without the prior written consent of Capital, for a period of three years following termination of this Agreement by Owner for any reason other than for cause as set forth in Section VII.C.(1) hereof, Owner and its Affiliates will not employ or engage any person who was the Executive Director or the Marketing Director of the Facility or any non-Facility employee of Capital at any time during the twelve (12) months prior to termination of this Agreement.

      J. CONDITIONS BEYOND CONTROL OF PARTIES. Neither party shall be held liable for failure to comply with any of the terms of this Agreement when such failure has been caused solely by fire, labor dispute, strike, war, insurrection, government restrictions, force majeure, or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default. Lack of funds shall not be deemed to excuse the performance by Owner or Capital of its obligations under this Agreement.

      K. INDEMNIFICATION. To the fullest extent provided by law, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, Owner agrees to hold Capital and Capital's Affiliates and representatives ("Capital Indemnitees"), harmless from and against and shall indemnify each Capital Indemnitee for any loss, damage, judgment or amounts paid in settlement, liability, cost or expenses (including reasonable fees and disbursements of counsel) arising out of or incident to the ownership and operation of the Facility or to Capital's performance of or failure to perform its duties under this Agreement, unless the act or failure to act which gives rise to the indemnity claim is attributable, in whole or in part, to Capital's fraud, bad faith or wilful misconduct.

      To the fullest extent provided by law, in any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, Capital agrees to hold Owner and Owner's Affiliates and representatives ("Owner Indemnitees") harmless from and against and shall indemnify each Owner Indemnitee from any loss, damage, judgment or amounts paid in settlement, liability, cost or expenses (including reasonable fees and disbursements of counsel) arising out of or incident to Capital's fraud, bad faith or wilful misconduct.

      L. ARBITRATION. In the event of any dispute, claim or controversy of any kind between the parties, concerning this Agreement or the termination of this Agreement, the matter shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The parties jointly shall agree on an arbitrator. If the parties are unable to agree, in good faith, on the selection of an arbitrator within 30 days, either party may request appointment of an arbitrator chosen by the American Arbitration Association who shall be the selected arbitrator. Such arbitrator shall be limited in his decision to a choice between the final position as requested by each party. Said arbitration shall be held in New York City or such other place as is mutually agreeable. The arbitration decision shall be final and binding on both parties unless the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. Costs of arbitration are to be shared by both parties equally, provided, that the arbitrator may choose to award the fees, costs and expenses f arbitration against the losing party if the arbitrator determines that the final position urged by the losing party was not reasonable.

      M. CONSENTS AND APPROVALS. To be effective, consents and approvals of Owner shall be in writing and signed by PAMI.

      N. NO WAIVER. The failure of either party to seek redress for breach, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement, shall not constitute a waiver thereof, and such party shall have all remedies provided for herein and by applicable law with respect to any subsequent act which would have originally constituted a breach.

      O. CAPTIONS. The captions of this Agreement are inserted only for the purpose of convenient reference and do not define, limit or prescribe the scope or intent of this Agreement or any specific provision or any part hereof.

      P. EXTENSION NOT A WAIVER. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any party to this Agreement shall impair or affect the right of such person thereafter to exercise the same. Any extension of time or other indulgence granted to any party to this Agreement hereunder shall not otherwise alter or affect any power, remedy or right of any other party to this Agreement, or the obligations of the person to whom such extension or indulgence is granted.

      Q. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

      R. PUBLICITY. Neither Owner nor Capital nor any of their respective advisors, employees or agents shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition, development or disposition of the Facility or any portion thereof, without the express written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, or except as such disclosure may be made in the course of normal reporting practices to the disclosing party's shareholders, to prospective lenders to or investors in disclosing party or as otherwise required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to the securities laws will be deemed required by law). A disclosing party will provide the other party with a copy of such disclosures either before or after such disclosure is made.

      S. CONFIDENTIALITY

            (1) The terms of this Agreement, the identity of any person with whom Owner or Capital may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the Facility or the conduct of the business and affairs of Owner or Capital or the relative or absolute rights or interests of Owner or Capital (collectively, the "Confidential Information") that has not been publicly disclosed pursuant to authorization by Owner or Capital, as applicable, is confidential and proprietary information of Owner or Capital, as applicable, the disclosure of which would cause irreparable harm to Owner or Capital, as applicable. Accordingly, each of Owner and Capital represents that it has not and agrees that it shall not and will direct its members, shareholders, partners, directors, officers, agents, advisors and Affiliates, as applicable, not to, disclose to any person any Confidential Information or confirm any statement made by any third person regarding Confidential Information until Owner or Capital, as applicable, has publicly disclosed the Confidential Information and has notified the other party that it has done so; provided, however, that Owner or Capital, as applicable, (or their Affiliates) may disclose such Confidential Information to prospective lenders and investors of either Owner or Capital and if necessary for it to perform any of its duties or obligations hereunder or if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to the securities laws shall be deemed required by law). A disclosing party will provide the other party with a copy of such disclosure either before or after such disclosure is made.

            (2) Subject to the provisions of Section X.S.(1) above, each of Owner and Capital agrees not to disclose any Confidential Information to any person (other than a person agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each of Owner and Capital hereby consents in advance to any motion for any protective order brought by the other party to this Agreement and represented as being intended by the movant to implement the purposes of this Section X.S. If Owner or Capital, as the case may be, receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by the party receiving the request, then the party receiving the request may disclose the Confidential Information to the extent required, if the party receiving the request as promptly as practicable (i) notifies the other party to this Agreement of the existence, terms and circumstances of the order, and (ii) if disclosure of the Confidential Information is required, reasonably cooperates with the other party in any attempts by the other party to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that such other party designates. The cost (including, without limitation, attorneys' fees and expenses) of obtaining a protective order covering Confidential Information designated by the party requesting the protective order will be borne by such party.

            (3) The covenants contained in this Section X.S. shall survive the termination of the Agreement for a period of four (4) years.

XI.   AFFILIATE DEFINED

      As used in this Agreement, the term "Affiliate" and comparable terms shall mean, with regard to any person or entity ("Person") (1) any partner in or shareholder, member or beneficiary of such Person, (2) any partner in or shareholder, member or beneficiary of any Person described in clause (1) above,
(3) any Person which controls, is controlled by or is under common control with
(a) such Person or (b) any person described in clause (1) or (2) above, or (4) any member of the Immediate Family of any such Person or any person described in clauses (1), (2) or (3) above. As used herein, the term "Immediate Family" shall mean the spouse and, lineal descendants, and trusts established for the benefit of any of them. As used herein, the term "control", "controlled by" and "under common control with" shall include (without limitation) the ownership of fifty percent (50%) or more of the beneficial interest of the Person referred to.

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                                       24

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives as of the day and year first above written.

                                   CAPITAL:

                                   CAPITAL SENIOR LIVING, INC.

                                   By:____________________________________
                                       Name:
                                       Title:


                                   OWNER:

                                   LIBERTYVILLE SL L.L.C.
                                   (formerly LCOR/JV Libertyville SL L.L.C.)

                                   By: PAMI Senior Living Inc.,
                                       its Managing Member

                                   By:____________________________________
                                       Name:
                                       Title:

                                   EXHIBIT "A"

                      to Management and Marketing Agreement

                              PROPERTY DESCRIPTION


                                      A-1